Exhibit 99.1
FOR IMMEDIATE RELEASE
RALCORP HOLDINGS COMPLETES ACQUISITION OF AMERICAN ITALIAN PASTA COMPANY
     St. Louis, MO — July 27, 2010 — Ralcorp Holdings, Inc. (NYSE: RAH) (“Ralcorp”) today announced that it has completed the acquisition of American Italian Pasta Company (“AIPC”) for a total purchase price of approximately $1.2 billion, net of cash acquired. With the completion of the transaction, AIPC is now a wholly-owned subsidiary of Ralcorp and will report to Kevin J. Hunt, co-chief executive officer and president of Ralcorp.
     Mr. Hunt said, “We are pleased to welcome AIPC to the Ralcorp family. We believe this combination further strengthens our position as a diversified provider of private label and branded food products.”
     David P. Skarie, co-chief executive officer and president of Ralcorp, added, “Through this acquisition, we have gained a complementary business with the number one position in private label dry pasta. AIPC is an important addition to Ralcorp, and we intend to continue to invest in the combined business for sustainable and profitable growth.”
     Following the previously announced successful completion of the tender offer by Ralcorp, through its indirect wholly-owned subsidiary Excelsior Acquisition Co. for all of the outstanding shares of Class A common stock of AIPC for $53.00 per share in cash, without interest and less any required withholding tax, Ralcorp completed the acquisition of AIPC through a short-form merger. Each share of Class A common stock of AIPC not accepted for payment in the tender offer has been converted into the right to receive $53.00 in cash, without interest and less any required withholding taxes, the same price paid in the tender offer.
     With the closing of the transaction, AIPC’s Class A common stock ceased trading on NASDAQ as of the close of the market on July 27, 2010 and will no longer be listed on NASDAQ.
     About Ralcorp Holdings
     Ralcorp produces Post-branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough for cookies, Danishes, bagels and doughnuts; and dry pasta. For more information about Ralcorp, visit the company’s website at www.Ralcorp.com.
     Forward-Looking Statements
     This document contains forward-looking statements which are within the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are sometimes identified by their use of terms and phrases such as “will,” “believes,” “intends,” “anticipates,” “plans,” “expects,” or similar expressions. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to (1) the ability to effectively manage growth from acquisitions; (2) integration problems, delays or other related costs; (3) increases in the costs of packaging materials, ingredients, or raw materials; (4) the ability to successfully implement strategies to reduce costs; (5) competitive pressures among branded and private label manufacturers increasing significantly; (6) general economic and business conditions that adversely affect the company or its suppliers, distributors or customers; (7) of the ability to retain customers and critical employees; (8) unanticipated changes in laws, regulations, or other industry standards affecting the company; and (9) those referenced in Item 1A of Ralcorp’s Annual Report on Form 10-K for the year ended September 30, 2009, under the heading “Risk Factors.”

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Scott D. Monette	Matt Pudlowski
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Development Officer	(314) 877-7091
(314) 877-7113